Exhibit 99.1

News Release

Enbridge Energy Partners Declares Distribution and Reports Earnings for First Quarter 2013

HOUSTON, TX—April 30, 2013—Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.5435 per unit payable May 15, 2013 to unitholders of record on May 8, 2013.

The Partnership’s key financial results for the first quarter of 2013, compared to the same period in 2012, were as follows:

	Three months ended March 31,
(unaudited, dollars in millions except per unit amounts)	2013	2012
Net income (loss)	$(67.7)	$112.0
Net income (loss) per unit	(0.36)	0.25
Adjusted EBITDA (1)	281.0	291.5
Adjusted net income	95.7	109.2
Adjusted net income per unit	0.21	0.28
(1)	Includes non-controlling interest

Adjusted net income for the three month period ended March 31, 2013, as reported above, eliminates the impact of: (a) additional environmental costs, net of insurance recoveries, associated with the Line 6B incident; and (b) non-cash, mark-to-market net gains and losses; among other adjustments. Refer to the Non-GAAP Reconciliations section below for additional details.

Adjusted net income of $95.7 million for the first quarter of 2013 was $13.5 million lower than the same period from the prior year primarily due to higher revenues from our liquids pipeline systems, which were more than offset by the impact of lower natural gas liquids (“NGL”) prices in our natural gas business.

“Adjusted results for the first quarter 2013 were in line with our expectations as we work through an important transitional period for the Partnership. We expect our performance to strengthen during 2013 as new capital projects enter service and begin delivering earnings and cash flows. We also expect volumes on our liquids and natural gas pipeline systems will ramp up as the year progresses due to strong crude oil supply growth in Western Canada and the Bakken region, and attractive natural gas drilling economics in our liquids rich basins,” said Mark Maki, president of the Partnership.

“Over the next several years, the Partnership’s $8.5 billion organic growth program will deliver long-term, low-risk secured cash flow growth. There was tangible progress on our growth program this quarter and we are pleased to announce that the Bakken Pipeline Expansion Project and the Bakken Berthold Rail Project were placed into service. These projects provide incremental takeaway for growing crude oil production from the Bakken region and ultimately enhance the flexibility for our customers. Additionally, we anticipate our Bakken Access project and portions of our Eastern Access projects to enter service later in the year. We are working diligently to secure the future of the Partnership, while delivering on our commitment to achieve industry leadership in the key dimensions of system integrity and safety. For example, we will substantially enhance the integrity of our Line 6B as both the 75-mile replacement project and the full line replacement project will ladder into service beginning in the second quarter of this year, with completion by early 2014. Collectively these low-risk growth projects position the Partnership to grow distributable cash flow and support our 2 to 5 percent annual distribution growth target,” noted Maki.

COMPARATIVE EARNINGS STATEMENT

	Three months ended March 31,
(unaudited, dollars in millions except per unit amounts)	2013	2012
Operating revenue	$1,693.0	$1,819.5
Operating expenses:
Cost of natural gas	1,191.4	1,296.9
Environmental costs, net of recoveries	178.5	3.2
Operating and administrative	194.9	196.9
Power	33.6	41.2
Depreciation and amortization	92.2	83.6
Operating income	2.4	197.7
Interest expense	76.4	83.6
Other income	8.1	—
Income (loss) before income tax expense	(65.9)	114.1
Income tax expense	1.8	2.1
Net income (loss)	(67.7)	112.0
Less: Net income attributable to noncontrolling interest	15.6	13.0
Net income (loss) attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$(83.3)	$99.0
Less: Allocations to General Partner	29.6	27.3
Net income (loss) allocable to Limited Partners	$(112.9)	$71.7
Weighted average Limited Partner units (millions)	307.2	284.7
Net income (loss) per Limited Partner unit (dollars)	$(0.36)	$0.25

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three month period ended March 31, 2013 with the same period of 2012. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended March 31,
(unaudited, dollars in millions)	2013	2012
Liquids	$154.3	$159.0
Natural Gas	26.4	52.5
Marketing	0.4	(3.2)
Corporate	(0.4)	(0.4)
Adjusted operating income	$180.7	$207.9

Liquids – For the three month period ended March 31, 2013, adjusted operating income for the Liquids segment decreased $4.7 million from $159.0 million for March 31, 2012 to $154.3 million.

Higher revenues from an increase in indexed transportation rates, in addition to higher storage revenues from the Partnership’s Cushing storage facilities, were more than offset by lower deliveries primarily on our liquids North Dakota system and higher operating and administrative expenses. Volumes on our North Dakota system were lower over the first quarter of 2012 as rail transportation has emerged as a near-term alternative method of shipping crude to market due to transportation and market access constraints.

Liquids Systems Volumes	Three months ended March 31,
(thousand barrels per day)	2013	2012
Lakehead	1,836	1,861
Mid-Continent	222	236
North Dakota	128	222
Total	2,186	2,319

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment was $26.4 million for the three month period ended March 31, 2013, a decrease of $26.1 million from the $52.5 million of adjusted operating income for the same period in 2012. The decrease in adjusted operating income was primarily due to lower NGL prices, in addition to ethane rejection being experienced at some of our plants predominantly situated in the Midcontinent.

Natural Gas Throughput	Three months ended March 31,
(MMBtu per day)	2013	2012
East Texas	1,252,000	1,319,000
Anadarko	964,000	942,000
North Texas	332,000	315,000
Total	2,548,000	2,576,000

Marketing – The Marketing segment reported adjusted operating income of $0.4 million for the three month period ended March 31, 2013, an increase of $3.6 million from the $3.2 million of adjusted operating loss for the same period of 2012. The increase in adjusted operating income was primarily due to non-cash charges that were recorded to reduce the cost basis of our natural gas inventory to net realizable value in the prior year. Additionally, improved adjusted operating income resulted from the expiration of certain firm natural gas transportation demand fees on a third party pipeline.

Partnership Financing – In March 2013, Enbridge Energy Management, L.L.C. (“Enbridge Management”) closed an underwritten public offering and sale of 10,350,000 of its Listed Shares, including an over-allotment option, at a sales price to the public of $26.44. Enbridge Management received proceeds, net of underwriting commissions and offering costs, of approximately $272.9 million, which were subsequently used to invest in an equal number of i-units of Enbridge Partners. Enbridge Partners intends to use the proceeds to repay commercial paper, to finance a portion of its capital expansion program relating to its core liquids and natural gas systems and for general partnership purposes. Some or all of the net proceeds of this offering may be invested temporarily in short-term investment grade securities pending their use for such purposes.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.5435 per share payable on May 15, 2013 to shareholders of record on May 8, 2013. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on May 6, 2013.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its financial results for the quarter ended March 31, 2013 in a live Internet presentation, commencing at 10:00 a.m. Eastern Time on May 1, 2013. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Q1 2013 Earnings Conference Call: www.enbridgepartners.com/Investor-Relations/EEP/Events-and-Presentations/

Alternative Webcast link:

http://www.media-server.com/m/p/3wp7oypp

The audio portion of the presentation will be accessible by telephone at (877) 474-9504 (Passcode: 11313164) and can be replayed until July 31, 2013 by calling (888) 286-8010 (Passcode: 42542279). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other nonrecurring items that affect earnings. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

Adjusted Earnings	Three months ended March 31,
(unaudited, dollars in millions except per unit amounts)	2013	2012
Net income (loss)	$(67.7)	$112.0
Line 6B incident expenses, net of recoveries	175.0	—
Option premiums	(0.2)	(4.1)
Trucking and NGL Marketing legal and audit costs	—	7.4
Noncash derivative fair value (gains) losses
-Liquids	2.0	8.8
-Natural Gas	(1.3)	(3.7)
-Marketing	2.8	1.8
-Corporate	0.7	—
Net income attributable to noncontrolling interest	(15.6)	(13.0)
Adjusted net income	95.7	109.2
Less: Allocations to General Partner	33.2	27.5
Adjusted net income allocable to Limited Partners	62.5	81.7
Weighted average units (millions)	307.2	284.7
Adjusted net income per Limited Partner unit (dollars)	$0.21	$0.28

Liquids	Three months ended March 31,
(unaudited, dollars in millions)	2013	2012
Operating income (loss)	$(22.7)	$150.2
Line 6B incident expenses, net of recoveries	175.0	—
Noncash derivative fair value losses	2.0	8.8
Adjusted operating income	$154.3	$159.0

Natural Gas	Three months ended March 31,
(unaudited, dollars in millions)	2013	2012
Operating income	$27.9	$52.9
Option premium amortization	(0.2)	(4.1)
Trucking and NGL Marketing legal and audit costs	—	7.4
Noncash derivative fair value gains	(1.3)	(3.7)
Adjusted operating income	$26.4	$52.5

Marketing	Three months ended March 31,
(unaudited, dollars in millions)	2013	2012
Operating loss	$(2.4)	$(5.0)
Noncash derivative fair value losses	2.8	1.8
Adjusted operating income (loss)	$0.4	$(3.2)

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended March 31,
(unaudited, dollars in millions)	2013	2012
Net cash provided by operating activities	$205.9	$257.5
Changes in operating assets and liabilities, net of cash acquired	(6.4)	(52.2)
Interest expense (1)	75.7	83.6
Income tax expense	1.8	2.1
Option premium amortization	(0.2)	(4.1)
Trucking and NGL Marketing legal and audit costs	—	7.4
Other	4.2	(2.8)
Adjusted EBITDA	$281.0	$291.5

(1)	Interest expense excludes unrealized mark-to-market net losses of $0.7 million for the three month period ended March 31, 2013.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 15 percent of total U.S. oil imports, while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of Enbridge Partners, and its sole asset is an approximate 16 percent interest in Enbridge Partners. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) (www.enbridge.com) is the general partner of Enbridge Partners and holds an approximate 21 percent interest in Enbridge Partners.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “will” and similar words. Although we believe that such forward looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; and (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at Enbridge Partners’ web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad	Terri Larson

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: enbridgepartners.com

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